Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release April 24, 2013	For additional information, please contact Ted Ashby, CEO, or Mark Towe, CFO (336) 783-3900

Surrey Bancorp Reports First Quarter Net Income of $651,776

MOUNT AIRY, NC—Surrey Bancorp (the “Company”) (Pink Sheets: SRYB), the holding company for Surrey Bank & Trust (the “Bank”), today reported earnings for the first quarter of 2013.

For the quarter ended March 31, 2013, net income totaled $651,776 or $0.16 per fully diluted common share, compared with $664,057 or $0.16 per fully diluted common share earned during the first quarter of 2012.

This slight decrease in earnings results from a reduction in net interest income. Net interest income decreased from $2,320,600 in the first quarter of 2012 to $2,259,785 in 2013. Asset yields decreased from 5.31% to 4.93% from 2012 to 2013 due to the change in earning asset mix from higher yielding loans to lower yielding deposits in other banks. Loan yields also decreased from 6.23% in the first quarter of 2012 to 5.93% in the first quarter of 2013. Loan yields fell due to the prolonged low rate environment and competition. A reduction in the cost of deposits from the first quarter of 2012 to 2013 was unable to offset the tightening asset yields. The cost of funds decreased from 0.95% in the first quarter of 2012 to 0.78% in the first quarter of 2013. The loan loss provision decreased from $67,218 in the first quarter of 2012 to $42,394 in the first quarter of 2013. This decrease was due to a reduction in specific reserves attributable to impaired loans.

The allowance for loan loss reserves was $3,342,034 or 1.84 percent of total loans as of March 31, 2013. Non-performing assets were 1.74 percent of total assets at March 31, 2013, compared to 2.04 percent on that date in 2012. At March 31, 2013, the allowance equals 77 percent of impaired and non-performing assets, net of government guarantees.

Noninterest income remained relatively unchanged decreasing from $659,837 in the first quarter 2012 to $658,376 in 2013. Noninterest expenses decreased slightly from $1,853,644 in the first quarter of 2012, to $1,841,826 in 2012.

Total assets as of March 31, 2013, were $241,131,017, an increase of 5.7 percent from $228,421,181 reported as of March 31, 2012. Total deposits were $194,175,405 at quarter-end 2013, a 3.7 percent increase from the $187,184,571 reported at the end of the first quarter of 2012. Net loans increased to $177,964,603 at the end of the first quarter of 2013, compared to $177,420,797, as of March 31, 2012.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with LPL Financial, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy. The Bank has opened a Loan Production Office at 1328 North Bridge Street in Elkin, North Carolina.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward-Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share amounts)

	March 31 2013	December 31 2012	March 31 2012
	(unaudited)		(unaudited)
Total assets	$241,131	$229,912	$228,421
Total loans	181,307	176,981	181,323
Investments	44,792	37,318	28,111
Deposits	194,175	187,823	187,185
Borrowed funds	11,494	7,750	8,100
Stockholders’ equity	32,862	32,237	30,845
Non-performing assets to total assets	1.65%	1.84%	2.01%
Loans past due more than 90 days to total loans	0.12%	0.39%	0.03%
Allowance for loan losses to total loans	1.85%	1.93%	2.15%
Book value per common share	$8.18	$8.01	$7.63

CONSOLIDATED FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2013	2012
Interest income	$2,645	$2,770
Interest expense	385	450
Net interest income	2,260	2,320
Provision for loan losses	42	67
Net interest income after provision for loan losses	2,218	2,253
Noninterest income	658	660
Noninterest expense	1,842	1,854
Net income before taxes	1,034	1,059
Provision for income taxes	382	395
Net income	652	664
Preferred stock dividend declared	45	46
Net income available to common shareholders	$607	$618
Basic net income per share	$0.17	$0.17
Diluted net income per share	$0.16	$0.16
Return on average total assets(1)	1.11%	1.18%
Return on average total equity(1)	8.01%	8.70%
Yield on average interest earning assets	4.93%	5.31%
Cost of funds	0.78%	0.95%
Net yield on average interest earning assets	4.21%	4.45%
Overhead efficiency ratio	63.12%	62.19%
Net charge-offs/average loans	0.06%	0.03%

(1)	Annualized for all periods presented.